EXHIBIT 5
                              BAKER & DANIELS
                   300 North Meridian Street, Suite 2700
                       Indianapolis, Indiana  46204

July 6, 1999

Shoe Carnival, Inc.
8233 Baumgart Road
Evansville, Indiana  47711

Gentlemen:

     We have examined the corporate records and proceedings of Shoe Carnival, Inc., an Indiana corporation ("Company"), with respect to (a) the organization of the Company, and (b) the legal sufficiency of all corporate proceedings of the Company taken in connection with the authorization, reservation for issuance, validity and nonassessability of the additional 25,000 shares of common stock of the Company, par value $.01 per share ("Common Stock"), that may be issued under the Company's Outside Directors Stock Option Plan (the "Plan"), pursuant to the Company's Registration Statement on Form S-8 ("Registration Statement"), in connection with which this opinion is given.

     Based upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Indiana.

     2. When the Registration Statement shall have become effective and the shares of Common Stock offered pursuant thereto have been issued and sold in accordance with the terms of the Plan such shares will be validly authorized, legally issued, and fully paid and nonassessable.

     Our opinion expressed above is limited to the federal law of the United States and the law of the State of Indiana.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                 Yours very truly,

                                 /s/ Baker & Daniels

                                 BAKER & DANIELS